FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

November 11, 2005

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR THIRD QUARTER 2005

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $3,339,000 and net income of $263,000 for the quarter ended September 30, 2005 compared to total revenue of $2,981,000 and net income of $439,000 for the same quarter of 2004. Diluted net income per share for the three months ended September 30, 2005 was $0.10 per share as compared to $0.16 per share the same period in 2004.

        For the nine months ended September 30, 2005, the Company achieved total revenue of $9,871,000 and net income of $1,137,000 as compared to total revenue of $8,247,000 and net income of $1,198,000 for the same period in 2004. Diluted net income per share for the nine months ended September 30, 2005 was $0.42 as compared to $0.45 for the same period in 2004.

        James E. Rouse, the Company’s President and CEO commented, “Sales revenues increased 12% in the third quarter as compared with the same period last year resulting in overall revenue growth of 19.7% for the first nine months of 2005 compared with the first nine months of 2004. However, the rising cost of raw materials and energy along with an increase in low margin tool sales resulted in a greater than 5% drop in gross profit in the third quarter compared with the same period in 2004. This decrease in gross profit percentage along with one time $190,000 cost associated with the administrative restructuring of the New England Molders division and an unexpected 50% increase in our outside audit fees, similar to other company’s experience, resulted in a decrease in quarter over quarter net income and EPS. Our tooling sales have a much lower margin when compared to product sales. We are confident that the increased tooling revenue is an indication of future production revenue as the tools are qualified and begin producing new products with higher margins. Also, we are optimistic that the strengthening of our sales and business development assets that has taken place so far in 2005 will produce additional sales revenue of existing products and new business in the future.”

        The Company, through Micron, manufacturers silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS, and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, and changing economic conditions in developing countries. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.